Exhibit 10.8
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of November 10, 2008 (the “Effective Date”) by and between GTx, Inc., located at 3 North Dunlap, 3rd Floor, Memphis, Tennessee 38163 (the “Employer”), and MITCHELL S. STEINER, M.D. (the “Employee”), residing at 2600 Forest Hill Irene Road, Germantown, Tennessee 38139.
     WHEREAS, the Employee has been providing services to Employer as Chief Executive Officer under the terms of an Employment Agreement effective as of October 1, 2003 (the “Prior Employment Agreement”); and
     WHEREAS, the Employer and the Employee wish to amend and restate the Prior Employment Agreement as set forth herein in order to comply with the parties’ intent that the Prior Employment Agreement be interpreted, construed and administered in a manner that satisfies Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”);
     WHEREAS, during the course of Employee’s employment with the Employer, the Employer will train and continue to train Employee and to impart to Employee proprietary, confidential, and/or trade secret information, data and/or materials of the Employer; and
     WHEREAS, the Employer has a vital interest in maintaining its confidential information and trade secrets, as well as rights to inventions, since doing so allows the Employer to compete fairly and enhances the value of the Employer to shareholders and job security for employees; and
     WHEREAS, the Employer desires to procure the services of Employee and Employee is willing to be employed and continue to be employed with the Employer upon the terms and subject to the conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the employment and continued employment of Employee in accordance with the terms and conditions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree and covenant as follows:
     1. DEFINITIONS
     For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.
     “Agreement” has the meaning set forth in first paragraph of this Agreement.
     “Basic Compensation” means Salary and Benefits.
     “Benefits” means as defined in Section 3.1(b).

     “Board of Directors” means the Board of Directors of the Employer.
     “CEO” has the meaning set forth in Section 2.2.
     “Change of Control” means any of the following events: (a) the sale or other disposition of all or substantially all of the assets of Employer in a single transaction or in a series of transactions (including, without limitation, any liquidation or dissolution of Employer); (b) any Person or group becomes the beneficial owner, directly, or indirectly, of securities of the Employer representing more than fifty percent (50%) of the combined voting power of the Employer’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction (for such purposes, “voting stock” shall mean the capital stock of Employer of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors (or Persons performing similar functions) of Employer); or (c) a merger or consolidation of Employer with or into any other entity, if immediately after giving effect to such transaction more than fifty percent (50%) of the issued and outstanding voting stock of the surviving entity of such transaction is held by persons who were not holders (taking into account their individual and affiliated holdings) as of the Effective Date of at least twenty percent (20%) of the voting stock of Employer. A Change of Control shall not include: (1) any transfer or issuance of stock of Employer to one or more of Employer’s lenders (or to any agents or representatives thereof) in exchange for debt of Employer owed to any such lenders; (2) any transfer of stock of Employer to or by any person or entity, including but not limited to one or more of the Employer’s lenders (or to any agents or representatives thereof), pursuant to the terms of any pledge of said stock as collateral for any loans or financial accommodations to Employer and/or its subsidiaries; (3) any transfer or issuance to any person or entity, including but not limited to one or more of Employer’s lenders (or to any agents or representatives thereof), in connection with the workout or restructuring of Employer’s debts to any one of Employer’s lenders, including but not limited to the issuance of new stock in exchange for any equity contribution to Employer in connection with the workout or restructuring of such debt; (4) any transfer of stock by a stockholder of Employer which is a partnership or corporation to the partners or stockholders in such stockholder or any transfer of stock by a stockholder of Employer to an entity affiliated with such stockholder or the immediate family of such stockholder or a trust or similar entity for the benefit of such family members; or (5) any transfer or issuance of stock in connection with an offering of the Employer’s stock in a registered public transaction not involving a transaction described in Rule 145, promulgated under the Securities Act of 1933, as amended, provided that the Employer’s officers and Board of Directors shall not materially change as a result thereof.
     “Change of Control Termination” means (i) a Termination Without Cause of the Employee’s employment by the Employer (other than for death or disability) within six (6) months after a Change of Control or (ii) the Employee’s resignation for Good Reason within six (6) months after a Change of Control.
     “Competing Business” means any individual or entity, other than the Employer, that is engaging in, or proposes to engage in, the development, manufacture, distribution or sale of a Competing Product in North America, South America, Europe and Eastern Europe, and in the countries of Russia, Australia, Japan, China, Taiwan, South Korea and India (the “Territory”); provided however, that (i) an entity that develops, manufactures, distributes or sells a Competing

Product in a separate business unit than the business unit in which Employee is then employed shall not be deemed a Competing Business unless Employee provides Confidential Information and/or Proprietary Information to the business unit that is engaging in or proposes to engage in the development, manufacture, distribution or sale of a Competing Product; and (ii) nothing in this Agreement shall prevent Employee from conducting research for non-commercial purposes utilizing institutional or governmental grant funds in areas relating to any Competing Product as long as such research is not in areas that are protected or intended to be protected by patents of Employer.
     “Competing Product” means any pharmaceutical or other compound, composition, formulation, method, process, product or material that is competitive with any product of Employer under development, manufacture, distribution or commercialization at any time from and after the effective date of the Prior Employment Agreement through the date of termination of Employee’s employment, including, without limitation, small molecules that target androgen, estrogen, glucocorticoid, and/or other hormone receptors for purposes of treating, diagnosing, or imaging humans in health and disease, including treating cancer, osteoporosis and bone loss and muscle loss.
     “Confidential Information and/or Proprietary Information” means any and all:
     (a) information disclosed to Employee or known by Employee as a consequence of, or through, Employee’s employment with the Employer since his date of employment on August 6, 2001 (including information conceived, originated, discovered, or developed in whole or in part by Employee), not generally known in the relevant trade or industry, about the Employer’s business, products, processes, and services; and trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, research, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information); and any other information, however documented, that is a trade secret within the meaning of Tenn. Code §39-14-138; and
     (b) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and
     (c) intellectual property, inventions, methods, processes, techniques, computer programs, devices, products, services, compounds, gene therapy products, pharmaceuticals, substances, vectors, enzymes, genes, concepts, discoveries, improvements, and designs, whether or not patenable in the United States or foreign countries, any trade secrets, information, procedures, technologies, data, results, conclusions, know-how or show-how and business information; and

     (d) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.
     “Delayed Initial Payment Date” has the meaning stated in Section 9.2 of this Agreement.
     “Effective Date” means the date stated in the first paragraph of the Agreement.
     “Employee” has the meaning stated in the first paragraph of this Agreement.
     “Employee Invention” means any idea, invention, technique, modification, process, improvement (whether patentable or not), industrial design (whether registerable or not), work of authorship (whether or not copyright protection may be obtained for it), design, copyrightable work, discovery, trademark, copyright, trade secret, formula, device, method, compound, gene, prodrug, pharmaceutical, structure, product concept, marketing plan, strategy, customer list, technique, blueprint, sketch, record, note, drawing, know-how, data, patent application, continuation application, continuation-in-part application, file wrapper continuation application or divisional application, created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employee’s employment, or a period that includes a portion of the Employee’s employment, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Employee, either solely or in conjunction with others, following termination of the Employee’s employment with the Employer, that is based upon or uses Confidential Information and/or Proprietary Information.
     “Employer” means GTx, Inc., its successors and assigns, and any of its current or future subsidiaries, or organizations controlled by, controlling, or under common control with it.
     “Expenses” has the meaning stated in Section 4.1 of this Agreement.
     “Good Reason” for termination means that Employee voluntarily resigns from all positions he then holds with Employer if and only if:
     (a) one of the following actions have been taken without Employee’s express written consent:
               (i) following a Change of Control, an adverse change in the Employee’s authority, duties or responsibilities (including reporting responsibilities) which, without Employee’s consent, represents a material reduction in or a material demotion of the Employee’s authority, duties or responsibilities as in effect immediately prior to a Change of Control or the assignment to the Employee of any duties or responsibilities which are materially inconsistent with and materially adverse to such authority, duties or responsibilities;
               (ii) following a Change of Control, a material reduction in the then current Salary of Employee;

               (iii) following a Change of Control, the relocation of the Employer’s principal Employee offices to a location that increases Employee’s one-way commute by more than twenty (20) miles; or
               (iv) following a Change of Control, the failure of the Employer to obtain an agreement reasonably satisfactory to Employee from any successor or assign of the Employer to assume and agree to perform this Agreement in all material respects; or
               (v) Employer materially breaches its obligations under this Agreement or any other then-effective agreement with Employee (including any agreement or arrangement providing for incentive compensation or employee benefits, including the Benefits provided in this Agreement).
     (b) Employee provides written notice to the Employer’s Board within the thirty (30) day period immediately following such action; and
     (c) Such action is not remedied by the Employer within thirty (30) days following the Employer’s receipt of such written notice; and
     (d) Employee’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30)-day cure period.
     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.
     “Proprietary Items” means any Proprietary and/or Confidential Information embodied in any document, record, recording, electronic media, formulae, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form.
     “Release” means a general release of claims, which shall specifically relate to all of Employee’s rights and claims in existence at the time of such execution and shall confirm Employee’s continuing obligations to the Employer (including but not limited to obligations under Section 7 and Section 8 of this Agreement and any other confidentiality and/or non-competition agreement with the Employer).
     “Salary” has the meaning stated in Section 3.1(a) of this Agreement.
     “Section 409A” has the meaning stated in Section 9.2 of this Agreement.
     “Termination Date” has the meaning stated in Section 6.3 of this Agreement.
     “Termination With Cause” means the termination of the Employee’s employment by act of the Board for any of the following reasons:
     (a) the Employee’s conviction for a felony;

     (b) the Employee’s theft, embezzlement, misappropriation of or intentional infliction of material damage to the Employer’s property or business opportunities;
     (c) the Employee’s breach of the provisions contained in Section 7 of this Agreement; or
     (d) the Employee’s ongoing willful neglect of or failure to perform his duties hereunder or his ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the Board of Directors that is not inconsistent with the description of the Employee’s duties set forth in Section 2.3, if such willful neglect or failure is materially damaging or materially detrimental to the business and operations of the Employer; provided that Employee shall have received written notice of such failure and shall have continued to engage in such failure after 30 days following receipt of such notice from the Board of Directors, which notice specifically identifies the manner in which the Board of Directors believes that Employee has engaged in such failure. For purposes of this subsection, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith, and without reasonable belief that such action or omission was in the best interest of the Employer.
     “Termination Without Cause” means the termination of the Employee’s employment by the Employer for any reason other than (i) Termination With Cause, or (ii) a termination by the Employer due to Employee’s death or disability.
     2. EMPLOYMENT TERMS AND DUTIES
          2.1 Employment
          The Employer hereby continues the employment of the Employee, and the Employee hereby accepts continued employment by the Employer, upon the terms and conditions set forth in this Agreement.
          2.2 Term
          Either the Employee or the Employer may terminate this Agreement and the Employee’s employment and compensation with or without Cause or notice, at any time, at either the Employer’s or the Employee’s option. No company officer or manager has the authority to enter into any other agreement for employment for a specified period of time, or to modify or to make any agreement contrary to the foregoing, except by written amendment to this Agreement, dated and signed by the President of the Employer.
          2.3 Duties
          The Employee will continue to have such duties as are assigned or delegated to the Employee by the Board of Directors and will initially serve as Chief Executive Officer for the Employer. The Employee will devote his full time, attention, skill and energy to the business of the Employer, will use his best efforts to promote the success of the Employer’s business, and will cooperate fully with the Board of Directors in the advancement of the best interest of the Employer. Employee agrees to abide by all bylaws, policies, practices, procedures or rules of Employer. Employee may be reassigned or transferred to another management position, as designated by the Board of Directors, which may or may not provide the same level of responsibility as the initial assignment, in accordance with the terms and conditions of this Agreement.
     3. COMPENSATION
          3.1 Basic Compensation
          (a) Salary. Employee will be paid for each of the twenty-six pay periods approximately $19,231, which is the equivalent of $500,000 per calendar year (the “Salary”). Employee’s Salary may be adjusted from time to time by agreement of the Employee and the Board of Directors.
          (b) Benefits. The Employee will, during his employment, be permitted to participate in such life insurance, hospitalization, major medical, short term disability, long term disability, 401K plan and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans (collectively, the “Benefits”).
          (c) The Employer may withhold from any salary or benefits payable to Employee all federal, state, local, and other taxes and other amounts as permitted or required pursuant to law, rules or regulations.
     4. FACILITIES AND EXPENSES
          4.1 General
          The Employer will furnish the Employee office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Employee’s duties under this Agreement. The Employer will pay the Employee’s dues in such professional societies and organizations as the Board of Directors deems appropriate, and will pay on behalf of the Employee (or reimburse the Employee for) reasonable expenses incurred by the Employee at the request of, or on behalf of, the Employer in the performance of the Employee’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by the Employee in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses (the “Expenses”). To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable pursuant to this Agreement shall be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. The Employee must file expense reports with respect to such expenses in accordance with the Employer’s policies.

     5. VACATIONS AND HOLIDAYS
     The Employee will be entitled to four (4) weeks paid vacation each year in accordance with the vacation policies of the Employer in effect from time to time. Vacation must be taken by the Employee at such time or times as approved by the Board of Directors or President. The Employee will also be entitled to the paid holidays set forth in the Employer’s policies. Vacation days and holidays during any year that are not used by the Employee during such year may not be used in any subsequent year.
     6. TERMINATION
          6.1 At-Will Employment. Employee’s employment is at-will, which means that either the Employee or Employer may terminate this Employment Agreement (with the exception of the provisions of Section 7 and 8 which shall survive termination of this Agreement and Employee’s employment) with or without Cause or notice, at any time at either the Employee’s or the Employer’s option. Except as otherwise specifically set forth herein, or as provided in any plan documents governing any compensatory equity awards that have been or may be granted to Employee from time to time in the sole discretion of the Employer or an affiliate, upon termination of Employee’s employment the Employer shall be released from any and all further obligations under this Agreement, except the Employer shall be obligated to pay Employee his accrued but unpaid Basic Compensation and Expenses owing to Employee through the day on which Employee’s employment is terminated (the “Termination Date”). Employee’s obligation under Sections 7 and 8 shall continue pursuant to the terms and conditions of this Agreement.
          6.2 Termination Upon Death. The employment of Employee shall terminate on the date of the Employee’s death, in which event Employee’s accrued but unpaid Basic Compensation and Expenses, owing to Employee through the date of Employee’s death shall be paid to his estate. Employee’s estate will not be entitled to any other compensation under this Agreement.
          6.3 Termination Related to a Change of Control. As additional consideration for the covenants in Section 7 and Section 8, in the event of a Change of Control Termination, and provided that such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), and further provided Employee signs and allows to become effective a Release within the time period provided therein (but not later than the 60th day following the Termination Date), Employee shall receive as severance one (1) year of his Salary, payable in accordance with Employer’s then current payroll schedule over the one (1) year period following the Termination Date, less deductions required by law. Notwithstanding the foregoing payment schedule, no severance will be paid prior to the effective date of the Release. On the first regular payroll pay day following the effective date of the Release, the Company will pay the Employee the severance that the Employee would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the severance being paid as originally scheduled.

     7. NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS
          7.1 Acknowledgements by the Employee
          The Employee acknowledges and agrees that (a) during the course of his employment and as a part of his employment, the Employee will be afforded access to Confidential Information and/or Proprietary Information; (b) public disclosure of such Confidential Information and/or Proprietary Information could have an adverse effect on the Employer and its business; (c) because the Employee possesses substantial technical expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and/or Proprietary Information and to provide the Employer with exclusive ownership of all Employee Inventions.
          7.2 Agreements of the Employee
          In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement and otherwise, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee covenants and agrees as follows:
          (a) Confidentiality.
          (i) That all of such Confidential Information and/or Proprietary Information is a unique asset of the business of Employer, the disclosure of which would be damaging to Employer.
          (ii) That the Employee will not at any time, whether during or after termination or cessation of the Employee’s employment, except as authorized by Employer and for its benefit, use, divulge or disclose (or enable anyone else to use, divulge or disclose) to any person, association or entity any Confidential Information and/or Proprietary Information which the Employee presently possesses or which the Employee may obtain during the course of the Employee’s employment with respect to the business, finances, customers or affairs of Employer or trade secrets, developments, methods or other information and data pertaining to the Employer’s business. The Employee shall keep strictly confidential all matters and information entrusted to the Employee and shall not use or attempt to use any such Confidential Information and/or Proprietary Information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to Employer.
          (iii) That during the course of this Agreement or at any time after termination, Employee will keep in strictest confidence and will not disclose or make accessible to any other person without the prior written consent of Employer, the Confidential Information and/or Proprietary Information; Employee agrees: (a) not to use any such Confidential Information and/or

Proprietary Information for himself or others; and (b) not to take any such material or reproductions thereof from the Employer’s facilities at any time during his employment except, in each case, as required in connection with the Employee’s duties to the Employer.
          (iv) Employee agrees to hold in confidence, and not to distribute or disseminate to any person or entity for any reason, any Confidential Information and/or Proprietary Information of Employer under this Agreement, or information relating to experiments or results obtained based on the duties of Employee, except for information which: (a) is in or which becomes a part of the public domain not as a result of a breach of this Agreement, (b) information lawfully received from a third party who had the right to disclose such information or (c) is required by legal process before a court of proper jurisdiction (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative domain or other similar process) to disclose all or any part of any Confidential Information and/or Proprietary Information, provided that Employee will provide Employer with prompt notice of such request or requirement, as well as notice of the terms and circumstances surrounding such request or requirements, so that Employer may seek an appropriate protective order or waive compliance with the provisions of this Agreement. In such case, the parties will consult with each other on the advisability of pursuing any such order or other legal action or available step to resist or narrow such request or requirement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Employee is, in the opinion of counsel reasonably acceptable to Employer, legally compelled to disclose Confidential Information and/or Proprietary Information. Employee may disclose that portion of such information which counsel advises to obtain and will not oppose action by Employer to disclose, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the disclosure of such information.
          (v) Upon written notice by Employer, Employee shall promptly redeliver to Employer, or, if requested by Employer, promptly destroy all written Confidential Information and/or Proprietary Information and any other written material containing any information included in the Confidential Information and/or Proprietary Information (whether prepared by Employer, Employee, or a third party), and will not retain any copies, extracts or other reproductions in whole or in part of such written Confidential Information and/or Proprietary Information (and upon request certify such redelivery of destruction to Employer in a written instrument reasonably acceptable to Employer and its counsel).
          (vi) This Agreement and the terms and conditions recited herein are confidential and non-public, except as may be expressly permitted by the Employer. The Employee agrees not to disclose the contents of this Agreement to any person or entity, including, but not limited to the press, other media, any public body, or any competitor of Employer, except to the Employee’s legal counsel or as may be required by law.

          (vii) Any trade secrets of the Employer will be entitled to all of the protections and benefits of State of Tennessee law and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not be to a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information and/or Proprietary Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submits proof of the economic value of any trade secret or post a bond or other security.
          (viii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information and/or Proprietary Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.
          (ix) The Employee will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any Proprietary Items. The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the employment of Employee, the Employee will return to the Employer all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical or electronic embodiment of any of the Proprietary Items.
          (b) Employee Inventions.
          (i) Each Employee Invention will belong exclusively to the Employer. Employee agrees that Employer shall have sole and exclusive ownership rights in any conception, invention, trade secrets, information, ideas, improvement, substance, know-how, whether or not patentable, arising out of, resulting from, or derivative of: (1) the work or services of Employee, or (2) within the scope of the duties of Employee, or (3) using any materials, compounds, devices, or monies of Employer. Any resulting or derivative rights, including patent rights, shall become the exclusive property of Employer and Employer shall be entitled to the entire right, title and interest with respect hereto. Employee agrees, without additional compensation, to convey, assign the entire right, title, and interest in and to any inventions for the United States and all foreign jurisdictions to Employer arising out of, resulting from, or derivative of: (1) the work or services of Employee, or (2) within the scope of the duties of Employee, or (3) using any materials, compounds, devices, or monies.
          (ii) Employer shall retain the entire right, title and interest in and to any and all Confidential Information and/or Proprietary Information provided by Employer to Employee and to any methods, compounds, improvements, substances, and compositions using or incorporating such Confidential Information and/or Proprietary Information.
          (iii) Employee agrees that Confidential Information and/or Proprietary Information provided to the Employee by Employer shall be used for work purposes only and shall not be used for any other uses, studies, experiments or tests.
          (iv) Employee agrees that he will promptly disclose to Employer, or any persons designated by Employer, all Employee Inventions, made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the employment of the Employee. The Employee further agrees to assist Employer in every proper way (but at Employer’s expense) to obtain and from time to time enforce patents, copyrights or other rights on Employee Inventions in any and all countries, and to that end Employee will execute all documents necessary: (a) to apply for, obtain and vest in the name of Employer alone (unless Employer otherwise directs) letters patent, copyrights or other analogues protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (b) to defend (including the giving of testimony and rendering any other assistance) any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection. Employee’s obligation to assist Employer in obtaining and enforcing patents and copyrights for Employee Inventions in any and all countries shall continue beyond and after the termination of Employee.
          (v) Any copyrightable work whether published or unpublished created by Employee in connection with or during the performance of services below shall be considered a work made for hire, to the fullest extent permitted by law and all right, title and interest therein, including the worldwide copyrights, shall be the property of Employer as the employer and party specially commissioning such work. In the event that any such copyrightable work or portion thereof shall not be legally qualified as a work made for hire, or shall subsequently be so held, Employee agrees to properly convey to Employer, without additional compensation, the entire right, title and interest in and to such work or portion thereof, including but not limited to the worldwide copyrights, extensions of such copyrights, and renewal copyrights therein, and further including all rights to reproduce the copyrighted work in copies or phonorecords, to prepare derivative works based on the copyrighted work, to distribute copies of the copyrighted work, to perform the copyrighted work publicly, to display the copyrighted work publicly, and to register the claim of copyright therein and to execute any and all documents with respect hereto.
          (vi) Employee may not publish or disclose any Confidential Information and/or Proprietary Information relating to, arising from, derivative of, or as a result of his employment pursuant to this Agreement including but not limited to: information, improvements, results, experiments, data, or methods, that makes reference to any of the Confidential Information and/or Proprietary Information. Any work performed under, or arising from, or a result of his employment with Employer shall not be published or disclosed in written, electronic, or oral form without the express written permission of Employer.
          7.3 Disputes or Controversies
          The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information and/or Proprietary Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.
     8. NON-COMPETITION
          8.1 Acknowledgments by the Employee
          Except for circumstance involving a Change of Control as described in Section 8.4 below, Employee understands and recognizes that the Employee’s services provided to Employer are special, unique, unusual, extraordinary and intellectual in character, and Employee agrees that, during the employment of Employee and for a period of two (2) years from the date of termination of the Employee’s employment with Employer, he will not in any manner, directly or indirectly, on behalf of himself or any Person, firm, partnership, joint venture, corporation or other business entity, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Employee’s name or similar name to, lend Employee’s credit to or render services or advice to, enter into or engage in any Competing Business; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.
          8.2 Except for circumstances involving a Change of Control as described in Section 8.4 below, in consideration of the acknowledgements by the Employee, and in consideration of the compensation and benefits to be paid or provided to the Employee by the Employer, the Employee covenants that he will not, directly or indirectly, whether for the Employee’s own account or the account of any other person (i) at any time during the employment of Employee and for a period of two (2) years from the termination of the Employee’s employment with Employer, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employee’s employment with Employer or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the employment of Employee with Employer and for two (2) years from the termination of Employee’s employment with Employer, interfere with the Employer’s relationship with any person, including any person who at any time during the Employee’s employment with Employer was an employee, contractor, supplier, or customer of the Employer.
          8.3 In further consideration of these premises, Employee agrees that he will not at any time during or after Employee’s employment with Employer, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.
          8.4 Change of Control. In the event of a Change of Control Termination, Employee’s obligations under Sections 8.1 and 8.2 above shall expire one (1) year from the date of termination of his employment with Employer (or any entity acquiring Employer as a result of a Change of Control).
          8.5 If any covenant in Section 8 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee.
          The period of time applicable to any covenant in Section 8 will be extended by the duration of any violation by the Employee of such covenant.
          The Employee will, while the covenants under Section 8 are in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Employee’s employer. The Employer may notify such employer that the Employee is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.
     9. TAX MATTERS
          9.1 Responsibility for Tax Obligations. Employee agrees that he is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Employer reasonably determines apply to any payment or equity award made to the Employee hereunder (or any arrangement contemplated hereunder), that the Employee’s receipt of any payment or benefit hereunder is conditioned on the Employee’s satisfaction of any applicable withholding or similar obligations that apply to such payment or benefit, and that any cash payment owed to the Employee hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.
          9.2 Compliance with Section 409A. It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Employer determines that the payments and benefits provided under this Agreement constitute “deferred compensation” under Section 409A and Employee is, on the Termination Date, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of any payments that are deferred compensation that are otherwise payable on the separation from service shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Employee’s “separation from service” or (ii) the date of Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Employer shall (A) pay to the Employee a lump sum amount equal to the sum of the payments that the Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the payments had not been so delayed pursuant to this Section 9.2 and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth in this Agreement.
     10. GENERAL PROVISIONS
          10.1 Injunctive Relief and Additional Remedy
          The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer’s rights under this Section 10 or any other remedies of the Employer, if the Employee breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Employee under this Agreement.
          10.2 Covenants of Sections 7 and 8 are Essential and Independent Covenants
          The covenants by the Employee in Sections 7 and 8 are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants the Employer would not have entered into this Agreement or employed or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.
          The Employee’s covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Section 7 or 8.
          If the Employee’s employment hereunder is terminated by either party, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Sections 7 and 8.
          10.3 Representations and Warranties by the Employee
          The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the

Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.
          10.4 Waiver
          The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
          10.5 Binding Effect; Delegation of Duties Prohibited
          This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.
          10.6 Notices
          All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:	GTx, Inc 3 N. Dunlap Ave, 3rd Floor Memphis, Tennessee 38163 Attention: General Counsel Facsimile No.: 901-523-9772

If to the Employee:	Mitchell S. Steiner 2600 Forest Hill Irene Road Germantown, Tennessee 38139
     Employee shall notify Employer in writing of any change of his address. Otherwise, Employer shall send all notices to Employee’s address herein.
          10.7 Entire Agreement; Amendments
          This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. Employer and Employee further acknowledge and agree that the provisions of this Agreement amend and supersede the Prior Employment Agreement, which shall be of no further force and effect. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
          10.8 Governing Law
          This Agreement will be governed by the laws of the State of Tennessee without regard to conflicts of laws principles.
          10.9 Jurisdiction
          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against either of the parties in the courts of the State of Tennessee, County of Shelby, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Tennessee, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.
          10.10 Section Headings, Construction
          The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
          10.11 Severability
          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          10.12 Counterparts
          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
          10.13 Waiver of Jury Trial
          THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT, OR ARISING OUT OF OR CONCERNING EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR TERMINATION THEREOF.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

MITCHELL S. STEINER, M.D.
/s/ Mitchell S. Steiner, M.D.

GTx, Inc.
By:	/s/ Henry P. Doggrell
	Name:	Henry P. Doggrell
	Title:	Vice President, General Counsel